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                                                                    EXHIBIT 23.4


                                CONSENT OF INPUT


         We hereby consent to the use of the following information derived from "Federal Information Systems and Services Market, FY2002-FY2007," an INPUT report, and to all references to us included in or made part of DigitalNet Holdings, Inc.'s Registration Statement on Form S-1 and any related prospectus:

                  According to INPUT, an independent federal government market research firm, the federal information technology market is expected to grow at a compound annual growth rate of 11.3% from $37.1 billion in federal fiscal year 2002 to $63.3 billion in federal fiscal year 2007.

                  According to INPUT, the Department of Defense's spending on information technology services and solutions is expected to increase from $17.8 billion in federal fiscal year 2002 to $29.6 billion in federal fiscal year 2007.

                  Furthermore, according to INPUT, federal government spending on outsourced information technology services is expected to grow from $6.4 billion in federal fiscal year 2002 to $14.5 billion in federal fiscal year 2007, a compound annual growth rate of 17.6%.

                  For example, the reform of the GSA Multiple Award Schedule in 1998 allowed agencies to take advantage of ordering services through pre-approved vendors and as a result, according to INPUT, the federal sales cycle has declined approximately 29% from federal fiscal year 1998 to federal fiscal year 2001.

                  According to INPUT, federal government spending on network services and network management is expected to grow at a compound annual growth rate of 12.1% from $2.2 billion in federal fiscal year 2002 to $3.9 billion in federal fiscal year 2007.

                                             INPUT


Date: April 14, 2003                        /s/ DOUGLAS  STRAHAN
                                            -----------------------------------
                                            Name:  Douglas Strahan
                                            Title: CFO